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                                                                    EXHIBIT 2.1





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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         HORIZON MEDICAL PRODUCTS, INC.

                                      AND

                            IDEAS FOR MEDICINE, INC.



                                OCTOBER 9, 2000



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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of October 9, 2000 by and between HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation ("Horizon"), and IDEAS FOR MEDICINE, INC., a Florida corporation ("IFM").

                                  WITNESSETH:

         WHEREAS, IFM is a wholly-owned subsidiary of CryoLife, Inc., a Florida corporation ("CryoLife"), and is in the medical device manufacturing business (the "Business");

         WHEREAS, Horizon and IFM previously entered into that certain purchase agreement, dated as of May 19, 1998 (the "First Purchase Agreement"), pursuant to which Horizon purchased certain assets of IFM;

         WHEREAS, Horizon and IFM previously entered into that certain purchase agreement, dated as of September 30, 1998 (the "Second Purchase Agreement"), pursuant to which Horizon purchased certain additional assets of IFM; and

         WHEREAS, Horizon wishes to acquire substantially all of the remaining assets of IFM, and IFM wishes to sell such assets, all on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Horizon and IFM agree as follows:

         1.       Purchase and Sale of Assets; Assumed Liabilities.

                  1.1. Purchase and Sale of Assets. On the Closing Date (as hereinafter defined), upon and subject to the terms and conditions of this Agreement, IFM shall sell, transfer, assign, convey, and deliver to Horizon, and Horizon shall purchase and acquire from IFM all right, title and interest of IFM in and to all of the assets, properties and rights of IFM, of every kind and description, personal and mixed, tangible and intangible, wherever situated, except for the Excluded Assets (as defined in Section 1.4) (collectively, the "Purchased Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except for the Assumed Liabilities (as defined in Section 1.7). The Purchased Assets shall not include any assets previously purchased by Horizon pursuant to the First Purchase Agreement or the Second Purchase Agreement.

                  1.2. Purchased Assets. Except as otherwise expressly set forth in Section 1.4 hereof, the Purchased Assets shall include, without limitation, the following assets, properties and rights of IFM:

                           (a) All of IFM's right, title and interest in and to its fixed assets, as further described in Schedule 1.2(a) hereto, including, without limitation, all production equipment, office equipment, dies, drawings and other equipment used in the production, manufacture, sale, marketing or distribution of products (the "Fixed Assets");

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                           (b)      All of IFM's right, title and interest in
         and to (1) all finished goods inventory as of the close of business on the Closing Date, including, without limitation, the items set forth on Schedule 1.2(b)(1) hereto, and all containers and other packaging materials associated with such finished goods inventory (the "Finished Goods Inventory"); and (2) all other inventory, as further described in Schedule 1.2(b)(2) hereto, including, without limitation, raw materials and work in process, whether located at IFM's or CryoLife's facilities, in route to the sterilizer or other outside vendors, or elsewhere (the "Other Inventory," and together with the Finished Goods Inventory, collectively, the "Inventory").

                           (c) All leasehold improvements, as further described in Schedule 1.2(c) hereto, including, without limitation, clean rooms and air handling equipment;

                           (d) All of IFM's right, title and interest in and to all United States and foreign patents, patent applications, tradenames, trademarks, copyrights, trade dress, logos, business and product names, slogans, inventions, trade secrets, industrial models, formulas, processes, designs, confidential and technical information, manufacturing, engineering and technical drawings, product specifications, know-how and all other material intangible property and intellectual property rights to or similar to and registrations and applications for registration relating to any of the foregoing or licenses owned by IFM (collectively, "Intellectual Property") including, without limitation, the items set forth on Schedule 1.2(d) hereto;

                           (e) All of IFM's and/or CryoLife's rights and benefits pursuant to those certain third-party contracts and agreements set forth on Schedule 1.2(e) hereto and incorporated herein by reference (the "Assigned Contracts");

                           (f) All of IFM's right, title and interest in and to the "Ideas for Medicine" and "IFM" names and any trademarks and tradenames, designs and logos associated therewith; and

                           (g) All records and documents related to the Business or the Purchased Assets, whether in paper, electronic or other media, including, without limitation, all FDA 510(k) filings and other FDA filings, all drawings and designs, all test protocols and results, all biocompatibility data, all customer lists, sales brochures, medical records, all production records and all other business records. IFM shall be entitled to keep a copy of all such records and documents. IFM shall protect such records and documents under the confidentiality provisions of Section 11.1 through the sixth
         (6th) anniversary of the Closing Date and shall then promptly destroy all of such records and documents with written notice to Horizon confirming such destruction. After the destruction of such records and documents, IFM will have access to such records and documents in Horizon's possession in accordance with Section 6.8(b). Such records and documents will be used by IFM solely for the preparation of the prosecution or the defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation by or against IFM or CryoLife or for any third party claim for which indemnification is claimed pursuant to the terms of Section 9 below, or for the preparation for the filing of



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         any document required by any federal, state or local governmental department, regulatory agency, authority, commission, board or court.

                  1.3. Technical Files. At the Closing, IFM shall deliver to Horizon copies of the technical file or dossier on the CE mark for each Product, which copies shall include, without limitation, all paper and electronic files related to IFM's products. IFM may redact from such copies any information pertaining to the Excluded Products.

                  1.4. Excluded Assets. IFM shall retain and shall not sell or deliver to Horizon, and Horizon shall not purchase from IFM, the following assets, all of which shall be excluded from the Purchased Assets (collectively, the "Excluded Assets"):

                           (a)      All cash;

                           (b) All accounts receivable relating to or arising out of sales on or before the Effective Date;

                           (c) Any rights including without limitation, all trade secrets, know how and other intellectual property to the following products and their related inventory and packaging (collectively, the "Excluded Products"):

                                    (i)      BioGlue applicator tip connector;

                                    (ii)     heart valve holder;

                                    (iii)    BioGlue Aortic dissection
                                             catheters;

                                    (iv)     CryoValve tags; and

                                    (v)      Cardiac Manipulator for Minimally
                                             Invasive Surgical Procedures;

                           (d)      Any raw materials supplied by third
         parties, including, without limitation, work in progress and finished goods inventory resulting from such raw materials, to which title shall remain with such third party supplier pursuant to an Assigned Contract;

                           (e) Accounts receivable resulting from work performed under the Assigned Contracts prior to the Effective Date, as set forth in Schedule 1.4(e) hereto;

                           (f) Any packaging or other items bearing the "CryoLife" name;

                           (g) Any materials, equipment, fixtures, dies and tooling listed on Schedule 1.4(g) which are utilized in connection with the packaging and manufacture of the Excluded Products;

                           (h) All packaging for and work in process and inventory of the Excluded Products, including, without limitation, all BioGlue dispensers, mixing tips and


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         twist rings and connectors, all CryoPacks, and all CryoLife
         Intermediates (also known as allograft packaging); and

                           (i) All equipment owned by third parties and listed on Schedule 1.4(i) hereto, which shall continue to be owned by such third parties.

                  1.5. Liabilities Not Assumed. Except as expressly set forth in Section 1.7, Horizon shall not and will not accept or assume any liability or obligation of any nature whatsoever (whether express or implied, fixed or contingent, liquidated or unliquidated, known or unknown, accrued or to become due) of IFM or CryoLife. Without limiting the generality of the foregoing, Horizon shall not and will not accept nor assume any liability or obligation of IFM:

                           (a) arising from or related to any federal, state, or local income, sales, use, excise, or other tax of IFM (including without limitation any such taxes incurred by IFM as a result of the transactions contemplated hereby), except as set forth in Section 1.7(c);

                           (b)      relating to any employees or former
         employees of IFM arising by reason of any such other person's employment or termination of employment by IFM, except as expressly set forth in Section 6.5;

                           (c) resulting from the conduct of the Business on or prior to the Closing Date, provided the foregoing shall not be deemed to limit IFM's right to seek indemnification from Horizon under the Manufacturing Agreement (as defined in Section 2.7);

                           (d) resulting from any product manufactured by IFM for Horizon pursuant to the Manufacturing Agreement (the "HMP/IFM Products") which is returned to Horizon or IFM prior to, on, or after the Closing Date if such product (i) is defective as a result of a defect in the manufacture or assembly thereof (and not as a result of any defect in the design or specifications), and (ii) was sold by IFM, or is a part of the Finished Goods Inventory (a "Defective HMP/IFM Product"), provided such defect is not caused by the action or inaction of Horizon;

                           (e)      resulting from IFM's production,
         manufacture and assembly of any of IFM's products other than the HMP/IFM Products (the "Non-HMP Products") on or prior to the Closing Date, including, without limitation, any personal injury or product damage whether occurring prior to, on, or after the Closing Date, caused by or through or arising as a result of the marketing, sale, delivery, production, manufacture or assembly by IFM of the Non-HMP Products;

                           (f) resulting from any defective or damaged Non-HMP Product returned to Horizon or IFM prior to, on, or after the Closing Date if such product (i) was sold by IFM, or (ii) is a part of the Finished Goods Inventory (a "Defective Non-HMP Product," and together with the Defective HMP/IFM Products, collectively, the "Defective Products"), provided such defect or damage is not caused by the action or inaction of Horizon; or


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                           (g)      resulting from IFM's lack of compliance
         with any applicable federal, state, or local laws, rules, regulations, ordinances, or orders.

                  1.6. Valuation For Tax Reporting Purposes. IFM and Horizon agree that Schedule 1.6, in which the parties have allocated the Purchase Price (as defined below) among the Purchased Assets, has been jointly prepared by the parties hereto. The parties agree to use Schedule 1.6 in preparing and filing their respective Forms 8594 with the Internal Revenue Service and for all other relevant federal and state income tax purposes. Each party will provide a copy of the Form 8594 to the other party prior to filing. In the event the parties are unable to agree on Schedule 1.6 as of the Closing, the parties shall agree on such Schedule 1.6 within ninety (90) days of the Closing Date.

                  1.7. Assumption of Liabilities. On the Closing Date, Horizon shall assume from IFM the following liabilities and obligations of IFM (the "Assumed Liabilities"):

                           (a) the trade payables of IFM with respect to Inventory received after the Effective Date and the trade payables of IFM arising in respect of the provision of goods (excluding Inventory) or services on or after the Effective Date;

                           (b) all ad valorem taxes on the Purchased Assets accruing on or after the Effective Date; and

                           (c) the monetary obligations of IFM accruing on or after the Effective Date under the Assigned Contracts and all other obligations or liabilities under the Assigned Contracts accruing after the Closing Date.

         2.       Purchase Price; Refund of Purchase Price.

                  2.1. Purchase Price. In consideration for IFM's sale, transfer and delivery of the Purchased Assets (as defined above) to Horizon, Horizon shall deliver to IFM at Closing a promissory note in the form of Exhibit A hereto (the "Note") in favor of IFM with a principal amount equal to Five Million Nine Hundred Forty-Five Thousand Two Hundred Sixteen Dollars ($5,945,216) (the "Purchase Price"). The terms of the Note shall be as follows:

                           (a) Three Million Eight Hundred Thousand Dollars ($3,800,000) of the Note shall bear interest at the rate of nine percent (9%) per annum and shall be payable in monthly installments of principal and interest of One Hundred Forty Thousand Dollars ($140,000) per month until all principal and interest due under the Note is paid in full.

                           (b) Two Million One Hundred Forty-Five Thousand Two Hundred Sixteen Dollars ($2,145,216) of the Note shall bear no interest so long as Horizon makes all payments under the Note on a timely basis.

                           (c) If Horizon fails to make any payment under the Note on time, the remaining principal balance of the Note shall bear interest at eighteen percent (18%). If Horizon makes all payments on a timely basis without any late or deficient payments until such time as the principal balance on the Note is reduced (by payment, set-off,


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         adjustment or otherwise) to Two Million One Hundred Forty-Five
         Thousand Two Hundred Sixteen Dollars ($2,145,216), IFM shall forgive the remaining Two Million One Hundred Forty-Five Thousand Two Hundred Sixteen Dollar ($2,145,216) principal balance of the Note (the "Discount").

                  2.2. Scheduled Payment of Note. Horizon agrees to pay under the Note the sum of One Million Dollars ($1,000,000) in cash (the "Scheduled Payment") upon the earlier of (i) the closing of one or more equity financings which result in consideration to Horizon of at least Fifteen Million Dollars ($15,000,000) in exchange for Horizon common and/or preferred stock (the "Equity Financing") or (ii) April 3, 2001. In the event Horizon's pays the Scheduled Payment prior to April 3, 2001, IFM shall forgive One Million Dollars ($1,000,000) of the principal amount of the Note in accordance with the terms of the Note.

                  2.3.     Physical Inventory.

                           (a) Horizon and IFM have taken a physical inventory of the Inventory and Fixed Assets (the "Physical Inventory") prior to Closing. Based on the Physical Inventory, the Purchase Price shall be adjusted as follows to reflect the difference, if any, between (1) the estimated value of the Inventory and the Fixed Assets totalling Three Million Three Hundred Eighteen Thousand Three Hundred Twenty ($3,318,320) (the "Estimated Asset Value"), and (2) the value of the Inventory and Fixed Assets reflected in the Physical Inventory (the "Actual Asset Value").

                                    (i)      In the event that the Estimated
                  Asset Value is greater than the Actual Asset Value, the principal amount of the Note shall be reduced to reflect the difference between the Estimated Asset Value and the Actual Asset Value.

                                    (ii)     In the event that the Actual Asset
                  Value is greater than the Estimated Asset Value, the principal amount of the Note shall be increased to reflect the difference between the Actual Asset Value and the Estimated Asset Value.

                           (b) For purposes of determining the Actual Asset Value pursuant to this Section 2.3, (i) the value of all raw materials, work in process and finished goods inventory shall reflect IFM's fully absorbed cost which shall be equal to the original cost of such Inventory, excluding any write-off or discount subsequently taken by IFM with respect thereto, and (ii) the value of the Fixed Assets shall be the book value for such Fixed Assets, calculated in accordance with generally accepted accounting principles.

                           (c) In connection with the Purchase Price adjustment pursuant to this Section 2.3, the Parties shall take into account the appropriate prorations for the following items: utilities, phone service, deposits, rent, prepaid items and employee compensation. IFM shall be responsible for all such expenses incurred or accruing prior to October 1, 2000, and Horizon shall be responsible for all such expenses incurred or accruing on or after October 1, 2000.


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                           (d)      In the event that the parties are unable to
         agree on the amount of the Purchase Price adjustment required pursuant to this Section 2.3, if any, within twenty (20) days after the Closing Date, Horizon and IFM shall engage an independent accounting firm ("IA") at such time, to determine the amount of the Purchase Price adjustment. The cost of the IA shall be paid equally by both parties The decision of the IA shall be made within thirty (30) days after being engaged and shall be final and binding on the parties. In the event that Horizon and IFM are unable to agree on the IA by the twentieth (20th) day after the Closing Date, any dispute under this
         Section 2.3 shall be settled in accordance with the provisions of
         Section 2.4(b).

                           (e) Any adjustment to the Purchase Price required pursuant to this Section 2.3 will be made against the principal balance of the Note. In the event of such adjustment, IFM shall surrender the Note, and Horizon shall execute and deliver to IFM an amended and restated Note that reflects such adjustment. In such case, the original Note shall be canceled regardless of any failure of IFM to deliver said Note, which failure shall not affect the amendment and restatement of the Note. Any failure of Horizon to deliver an amended and restated Note if required hereunder shall not affect the obligation to make payments as required hereunder.

                  2.4.     Refund for Damaged Finished Goods Inventory.

                           (a) IFM and CryoLife agree to reduce the principal amount of the Note by the price paid by Horizon for any Defective Product in accordance with this Section 2.4. On or before the ninetieth (90th) day after delivery of the Inventory pursuant to
         Section 2.5, Horizon shall return all products which are alleged to be Defective Products to IFM or CryoLife for inspection with a description of the alleged defect or damage. If IFM determines in good faith that a product is a Defective Product, IFM or CryoLife shall agree to reduce the principal amount of the Note by the price paid by Horizon for each such Defective Product. In the event of such a reduction, IFM shall surrender the Note, and Horizon shall execute and deliver to IFM or CryoLife an amended and restated note that reflects such adjustment.

                           (b)      Any dispute between the parties under this
         Section 2.4 shall be settled by arbitration conducted in Atlanta, Georgia before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association, provided that only one arbitrator as selected by the American Arbitration Association shall conduct any arbitration proceeding. Any arbitration shall be final and binding. Any judgment upon any interim or final award or order rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof. Each party in the arbitration proceeding shall bear its own costs and expenses of investigating, preparing, and pursuing such arbitration claim. The cost of the arbitration shall be borne by the non-prevailing party which the arbitration will determine in such arbitration proceeding. In the event that the arbitrator is unable to determine a prevailing and non-prevailing party, the cost of arbitration will be shared equally.

                  2.5. Shipment of Finished Goods Inventory to Horizon. On or before the sixtieth (60th) business day after the Closing Date, IFM will deliver the Finished Goods


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Inventory which is located at any location (a "Storage Location") other than the Premises (as defined in Section 4.7) to Horizon or its carrier F.O.B. such Storage Location. IFM shall deliver such Finished Goods Inventory at such times and in such number of shipments as instructed by Horizon; provided, however, that the number of shipments requested by Horizon shall not exceed four (4) shipments.

                  2.6. Manufacturing Agreement. Horizon and IFM hereby agree to terminate that certain Manufacturing Agreement, dated as of September 30, 1998, by and between Horizon and IFM (the "Manufacturing Agreement"), as of the Closing Date and agree that the Manufacturing Agreement shall have no further force or effect after the Closing Date; provided, however, that the provisions of Sections 6, 8, 9, 12, 14, 17, 18 and 19 of the Manufacturing Agreement shall survive such termination. The parties acknowledge and agree that upon termination of the Manufacturing Agreement as provided herein, (i) Horizon shall not owe any further payment to IFM under the Manufacturing Agreement, (ii) Horizon shall not be subject to any claims, liabilities, obligations, losses, costs, expenses, penalties, fines or other judgments (at equity or at law) or damages (collectively, "Damages"), whenever arising or incurred, arising out of or relating to Horizon's default under the Manufacturing Agreement prior to the date hereof, excluding Damages for which the other party is entitled to indemnification pursuant to Section 6 thereof, and (iii) IFM shall not be subject to any Damages, whenever arising or incurred, arising out of or relating to default by IFM, if any, under the Manufacturing Agreement prior to the date hereof, excluding Damages for which the other party is entitled to indemnification pursuant to Section 6 thereof.

         3.       Closing.

                  3.1. Date and Place of Closing. The purchase and sale of the Purchased Assets contemplated by this Agreement (the "Closing") shall occur at the offices of King & Spalding at 191 Peachtree Street, Atlanta, Georgia on October 9, 2000 (the "Closing Date"). The term "Effective Date" as used in this Agreement shall mean the opening of business on October 1, 2000.

                  3.2. Deliveries by IFM. At the Closing, IFM shall deliver or cause to be delivered to Horizon the following:

                           (a)      An executed copy of the Guaranty of
         CryoLife in the form of Exhibit B hereto (the "CryoLife Guaranty");

                           (b) An executed copy of the Bill of Sale and General Assignment from IFM in the form of Exhibit C hereto (the "Bill of Sale") conveying good and marketable title to the Purchased Assets free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, charges, encumbrances, equities, and other claims of any kind or nature whatsoever (collectively, "Encumbrances");

                           (c) An executed copy of the Assignment and Assumption Agreement in the form of Exhibit D hereto (the "Assignment and Assumption Agreement") assigning the Assigned Contracts to Horizon;


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

                           (d)      A legal opinion of Arnall, Golden &
         Gregory, counsel to IFM, in the form of Exhibit E hereto;

                           (e) An executed copy of the Sublease Agreement in the form of Exhibit F hereto (the "Sublease Agreement");

                           (f) An executed copy of the Manufacturing, Assembly and Packaging Agreement in the form of Exhibit G hereto (the "Manufacturing, Assembly and Packaging Agreement"), pursuant to which Horizon shall provide certain manufacturing, assembly and packaging services to CryoLife;

                           (g) An executed copy of the Transition Services Agreement in the form of Exhibit H hereto (the "Transition Services Agreement"), whereby IFM and CryoLife agree to continue to provide information technology, accounting and laboratory services during the transition period;

                           (h)      A certificate of IFM as required by Section
         7.3 hereof;

                           (i) A certified copy of the corporate charter and bylaws of IFM, and the resolutions of the Board of Directors of IFM and the shareholder(s) of IFM authorizing the transactions contemplated by this Agreement;

                           (j) Certificates from the appropriate public officials evidencing IFM's good standing in its state of incorporation and any other jurisdiction in which IFM is qualified to conduct business;

                           (k) The written consent of each party to the Assigned Contracts consenting to the assignment of such Assigned Contract if such consent is required under such Assigned Contract;

                           (l) Actual possession and operating control of the Purchased Assets;

                           (m)      A list of open purchase orders for
         materials purchased by IFM but not yet received by IFM, together with any supporting materials relating to such open purchase orders as Horizon shall reasonably request; and

                           (n) Such other instruments, assignments, terminations, releases, and other instruments of transfer, assignment, and release of IFM as shall be reasonably deemed necessary by Horizon to vest in Horizon good and marketable title to the Purchased Assets, free and clear of any and all Encumbrances.

                  3.3. Deliveries by Horizon. At the Closing, Horizon shall deliver or cause to be delivered to IFM the following:

                  (a) The Purchase Price in the manner provided by Section 2 hereof;

                  (b) An executed copy of a Security Agreement in the form of Exhibit I hereto evidencing a security interest in all of the Purchased Assets purchased by Horizon


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

         to secure payment of the Note which will be junior in priority to the security interests granted to secure (i) Horizon's Obligations (as defined in that certain Amended and Restated Credit Agreement, dated as of May 26, 1998, among Horizon, Bank of America, N.A. f/k/a NationsCredit Commercial Corporation ("Lender"), and Stepic Corporation, Horizon Acquisition Corp., and Strato/Infusaid Inc., as Guarantors, as amended prior to or following the date hereof (collectively, the "Credit Agreement")) under or in connection with the Credit Agreement, as the Credit Agreement and/or such Obligations may be increased, renewed, modified, extended or otherwise changed in the absolute discretion of Lender, and (ii) any future bank indebtedness incurred by Horizon; provided, however, that in no event shall the aggregate of subsections (i) and (ii) above exceed Sixty-Five Million Dollars ($65,000,000) of principal indebtedness, exclusive of interest, fees and other charges (collectively, the "Bank Indebtedness").

                  (c) An executed copy of the Manufacturing, Assembly and Packaging Agreement;

                  (d)      An executed copy of the Transition Services
         Agreement;

                  (e) A legal opinion of King & Spalding, counsel to Horizon in the form of Exhibit J hereto;

                  (f) A certificate of Horizon as required by Section 8.2 hereof;

                  (g) A certified copy of the corporate charter and bylaws of Horizon, and the resolutions of the Board of Directors of Horizon authorizing the transactions contemplated by this Agreement;

                  (h) A Certificate from the Secretary of State of Georgia evidencing Horizon's good standing in the State of Georgia, and Certificates from any states where Horizon is qualified to do business as a foreign corporation;

                  (i) An executed copy of the Assignment and Assumption Agreement; and

                  (j)      An executed copy of the Sublease Agreement.

         4. Representations and Warranties of IFM. In order to induce Horizon to enter into this Agreement and to consummate the transactions contemplated hereunder, IFM represents and warrants to and covenants with Horizon that:

                  4.1. Organization and Good Standing. IFM is a corporation duly organized, validly existing, and in good standing under the laws of Florida, and has the requisite corporate power and authority to execute and deliver this Agreement and all other documents, agreements, and certificates (collectively, the "IFM Transfer Documents") which are required to be executed and delivered by IFM pursuant to this Agreement and to perform in all respects its obligations hereunder and thereunder. IFM is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the character of the assets owned or leased by IFM makes such qualification or licensing necessary, except where the failure to be so


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qualified or licensed would not materially impair or adversely affect the transactions contemplated hereunder. IFM has all of the necessary local, state, and federal licenses and permits to carry on and operate the Business.

                  4.2. Due Authorization; Enforceability; No Conflict. The execution, delivery, and performance of this Agreement and the IFM Transfer Documents have been duly authorized by all requisite corporate action on the part of IFM. This Agreement has been duly executed and delivered by IFM and constitutes, and each of the IFM Transfer Documents when executed and delivered will constitute, valid and binding obligations of IFM, enforceable in accordance with and subject to their respective terms, except as limited by bankruptcy, insolvency, reorganization, and similar laws affecting the enforcement of creditors' rights or contractual obligations generally. Except as expressly described in Schedule 4.2, the execution, delivery, and performance by IFM of this Agreement and IFM Transfer Documents, the assignment of IFM's rights under the Assigned Contracts, and the consummation of the transactions contemplated hereby and thereby will not:

                           (a) violate any provision of the Articles of Incorporation or bylaws of IFM;

                           (b) result in the creation of any liens, security interests, or encumbrances upon any of the Purchased Assets, assuming the consents set forth on Schedule 4.2 are obtained;

                           (c) violate any provision of any judicial or administrative order, award, judgment, or decree applicable to IFM;

                           (d) conflict with, result in a material breach of or constitute a default under any agreement or instrument to which IFM is a party or by which it is bound, assuming the consents set forth on Schedule 4.2 are obtained;

                           (e) violate, in any material respect, any applicable law, rule, ordinance, or regulation applicable to IFM; or

                           (f)      require IFM to obtain the consent,
         approval, or authorization of, or require IFM to file with, any federal, state, or local governmental authority or agency, any lender or lien holder, or other person or entity.

                  4.3. Litigation. There are no judicial or administrative actions, suits, or proceedings or, to the knowledge of IFM, any investigations pending against IFM or CryoLife which would, if adversely determined, prevent, hinder, delay, or otherwise adversely affect the consummation of the transactions contemplated hereby. IFM is not a party to or subject to the provisions of any order, decree, or judgment of any court or of any governmental authority or agency which may prevent, hinder, or otherwise adversely affect the consummation of the transactions contemplated hereby. Except as expressly described in Schedule 4.3, to the knowledge of IFM, there are no outstanding or pending product liability, intellectual property infringement or other claims that have been asserted against IFM, nor are there any outstanding or pending claims that have been asserted against CryoLife arising out of or related to the Business or the Purchased Assets.

                  4.4.     Ownership of Assets.

                           (a) On the Closing Date, IFM will have, and upon completion of the Closing will have conveyed to Horizon, good and marketable title to the Purchased Assets, free and clear of any and all Encumbrances.

                           (b) All equipment and other items of tangible property and assets which are included in the Purchased Assets are in good operating condition and repair subject to normal wear and maintenance, and are usable in the regular and ordinary course of business.

                           (c) There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the assets, properties or rights included in the Purchased Assets or any interest therein.

                  4.5. Tax Returns; Taxes. IFM has duly filed all federal, state, local and foreign tax returns required to be filed by them, all such returns are accurate in all material respects, and IFM has duly paid or made adequate provisions for the payment of all taxes (including any interest, penalties and additions to tax) which are due or payable pursuant to such returns or which otherwise are due and payable in any jurisdiction, whether or not in connection with such returns. There are no pending claims asserted for taxes of IFM or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of IFM or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of IFM for any period that would affect the Business or the transaction contemplated by this Agreement or any of IFM Transfer Documents. IFM has made all estimated income tax deposits and all other required tax payments or deposits and have complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local and other laws.

                  4.6. Inventory. The Inventory is of good and usable quality and is merchantable and saleable in the ordinary course of business.

                 4.7. Insurance. Schedule 4.7 hereto sets forth a true and correct description of all insurance policies of any nature whatsoever maintained by CryoLife or IFM on the date of this Agreement relating to the Business or any property owned, leased or used by IFM (the "Premises"). Neither CryoLife nor IFM has received notice of a cancellation with respect to such policies or of any default thereunder. Each of IFM or CryoLife has complied in all material respects with the terms and provisions of such policies. Within the past two years, neither CryoLife nor IFM has been refused any basic insurance coverage applied for with respect to the Business.

                  4.8. Intellectual Property. Except as expressly described on Schedule 4.8:

                           (a) No interference or infringement actions or other judicial or adversary proceedings concerning any of such items of intangible personal property are pending, and to the best of IFM's knowledge, no such action or proceeding is threatened;

                  (b) To the best of IFM's knowledge, IFM has the right and authority to use the Intellectual Property in connection with the conduct of the Business in the manner presently conducted, and to the best of IFM's knowledge, such use does not conflict with, infringe upon, or violate any rights of any other person, firm, or corporation;

                  (c) There are no outstanding or, to the best of IFM's knowledge, threatened disputes or other disagreements with respect to any of the Intellectual Property;

                  (d) To the best of IFM's knowledge, there is no proprietary intangible personal property used in any material respect in the operations of the Business as presently conducted that is not owned by or licensed to IFM; and

                  (e) To the best of IFM's knowledge, none of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, nor has any of the Intellectual Property been the subject of any litigation involving IFM or CryoLife within the last four years, whether or not resolved in favor of IFM.

                  4.9. Contracts. Schedule 4.9 hereto sets forth a true and correct list of each contract pertaining to the Business (other than the Assigned Contracts and the Manufacturing Agreement) to which IFM or CryoLife is a party (collectively and together with the Assigned Contracts, but excluding the Manufacturing Agreement, the "Contracts"). True, complete, and correct copies of each of the Contracts, or where they are oral, true and complete written summaries thereof, have been delivered to Horizon by IFM. Except as expressly described on Schedule 4.9:

                           (a) IFM has fulfilled all material obligations required pursuant to each Contract to have been performed by IFM;

                           (b) There has not occurred any default under any of the Contracts on the part of IFM or, to the best knowledge of IFM, on the part of any other party thereto, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would constitute a default on the part of IFM under any of the Contracts, nor, to the best of IFM's knowledge, has any event occurred which, with the giving of notice or the lapse of time, or both, would constitute a default on the part of any other party to any of the Contracts;

                           (c)      Except for the consents described on
         Schedule 4.2, no consent of any party to any of the Contracts is required for the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby; and

                           (d) All such Contracts are in full force and effect and enforceable against IFM and each other party thereto.

                  4.10.    Compliance with Law; FDA Matters.

                           (a) Except as set forth on Schedule 4.10(a), IFM has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory offices, agencies, officers and bodies necessary to carry on the Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under all agreements to which it is a party (collectively, the "Material Licenses"), and IFM has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a Material Adverse Effect (as defined in Section 4.12(b)). Schedule 4.10(a) sets forth a true and complete list of all Material Licenses.

                           (b) With respect to the Business and the Purchased Assets:

                                    (i)      IFM has been and is in compliance
                  with all current and otherwise applicable statutes, rules, regulations, standards, guides or orders pertaining to the Purchased Assets (each a "Law" and collectively the "Laws") administered or issued by the federal Food and Drug Administration ("FDA") and all other federal, state, local or foreign governmental departments, regulatory agencies, authorities, commissions, boards or courts or other law, rule or regulation-making entities having regulatory authority over CryoLife, IFM or the Business (the "Authorities"), except for any such failure to comply that would not have a Material Adverse Effect; and

                                    (ii)     Except as set forth on Schedule
                  4.10(b)(ii), IFM has not received any notice of adverse findings, warning letters, Section 305 notices, subpoenas or other similar communications by any Authorities since September 30, 1998 related to the Purchased Assets.

                           (c)      There have been no recalls, field
         notifications, alerts or seizures requested or threatened relating to the Purchased Assets that Horizon has not itself directed.

                           (d) IFM has made available to Horizon a copy of all its European Union notified body's certifications and all FDA inspection reports ("Form 483's") or comparable reports of foreign authorities relating to the Business, IFM's responses to such Form 483's or comparable foreign reports. In addition, IFM will make available to Horizon information relating to design dossiers for the Excluded Products during the term of the Manufacturing, Assembly and Packaging Agreement.

                           (e) The representations and warranties set forth in this Section 4.10 shall not apply to any environmental matters with respect to which Section 4.17 shall solely apply.

                  4.11. Transactions with Affiliates. Except for the Contracts identified on Schedule 4.11, no officer or director of IFM or CryoLife has any interest in: (i) any contract, arrangement or understanding with, or relating to, the Business or the Purchased Assets; (ii) any loan, arrangement, understanding, agreement or contract for or relating to the Business or the Purchased Assets; or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Business.

                  4.12. Financial Statements, Absence of Changes, and Related Matters.

                           (a) IFM has delivered to Horizon (i) the unaudited balance sheets of IFM as of December 31, 1999 and the related statements of revenues and expenses for the fiscal years then ending; and (ii) the unaudited balance sheet of IFM as of August 31, 2000 (the "Interim Balance Sheet") and the related unaudited statements of revenues and expenses for the quarterly period then ended (the "Interim Balance Sheet Date"). All of the foregoing financial statements are hereinafter collectively referred to as the "Financial Statements." The Financial Statements have been prepared from and are in accordance with the books and records of IFM and present fairly the financial position and results of operations of IFM, in accordance with GAAP, as of the dates for the periods indicated.

                           (b) Since the Interim Balance Sheet Date, there has not been (i) any material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of the Business (a "Material Adverse Effect"), (ii) any damage, destruction, loss or casualty to property or assets of the Business, not covered by insurance which property or assets are material to the Business, (iii) any liability or obligation (absolute, accrued or contingent) incurred or any bad debt, contingency or other reserve increased suffering, except, in each such case in the ordinary course of business and consistent with past practice, (iv) any cancellation of any debts or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets real, personal or mixed, tangible or intangible) of substantial value relating to the Business, except in each such case in transactions in the ordinary course of business and consistent with past practice, (v) any transactions entered into other than in the ordinary course of business, or (vi) any agreements to do any of the foregoing (other than this Agreement).

                  4.13. Hart-Scott-Rodino. No shareholder of CryoLife directly or indirectly beneficially owns or has the right to vote 50% or more of the outstanding voting securities of CryoLife, or, directly or indirectly, has the right (whether by contract or otherwise) to elect 50% or more of the members of the board of directors of CryoLife. The total assets (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of CryoLife are less than $100,000,000 in the aggregate.

                  4.14. Officers, Directors and Employees. Schedule 4.14 contains (a) a true and complete list of all of the officers and directors of IFM, specifying (i) their office, and (ii) their salary, bonuses, commissions and other compensation programs paid by IFM, and (b) a true and complete list of all of the employees of IFM as of the date hereof together with an appropriate notation next to the name of any employee on such list with whom IFM has a written employment agreement or to whom IFM has made verbal commitments which are binding on IFM.

                  4.15.    Employee Benefit Plans.

                           (a) Definition of Benefit Plans. For purposes of this Section 4.15, the term "IFM Benefit Plan" means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which IFM or any IFM ERISA Affiliate (as hereinafter defined) provides benefits or compensation to or on behalf of employees or former employees of IFM or any IFM ERISA Affiliate, whether formal or informal, whether or not written, including but not limited to the following:

                                    (i)      Arrangements. Any bonus, incentive
                  compensation, stock option, deferred compensation, commission, severance pay, golden parachute or other compensation plan or rabbi trust;

                                    (ii)     ERISA Plans. Any "employee benefit
                  plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, but not limited to, any multiemployer plan (as defined in Section 3(37) and Section 4001(a) (3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

                                    (iii)    Other Employee Fringe Benefits.
                  Any stock purchase, vacation, scholarship, day care, prepaid legal services, dependent care or other fringe benefit plans, programs, arrangements, contracts or practices.

                           (b)      IFM ERISA Affiliate. For purposes of this
         Section 4.15, the term "IFM ERISA Affiliate" means each trade or business (whether or not incorporated) which together with IFM is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code (the "Code").

                           (c)      Identification of Benefit Plans. Except for
         (i) those IFM Benefit Plans identified in Schedule 4.15, and (ii) IFM Benefit Plans which have been terminated and with respect to which neither IFM nor any IFM ERISA Affiliate has any material financial, administrative or other liability, obligation or responsibility, IFM neither maintains, nor have they at any time established or maintained, nor have they at any time been obligated to make, or otherwise made, contributions to or under or otherwise participated in any IFM Benefit Plan.

                           (d) MEPPA Liability/Post-Retirement Medical Benefits/Defined Benefit Plans/Supplemental Retirement Plans. Neither IFM, nor any IFM ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a) (3) of ERISA). IFM does not maintain, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under (i) any plan which provides post-retirement medical or health benefits with respect to employees of IFM, (ii) any organization described in Sections 501(c)
         (9) or 501(c) (20) of the Code, (iii) any defined benefit pension plan subject to Title IV of ERISA.

                           (e) Compliance with Laws. Each IFM Benefit Plan is in material compliance with the provisions of all applicable laws including, but not limited to, ERISA and the Code with respect to the administration and documentation of said plan. In addition, all medical benefit plans are in material compliance with the provisions of the Consolidated Omnibus Budget Reconciliation Act relating to the continuance of insurance coverage or benefit coverage and with the requirements of the Health Insurance Portability and Accountability Act.

                           (f) Qualified Status. Each IFM Benefit Plan that is an employee benefit plan (within the meaning of Section 3(2) of ERISA) that is funded through a trust or insurance contract or is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) funded through a trust has at all times satisfied in all material respects, by its terms and in its operation, all applicable requirements for an exemption from federal income taxation under
         Section 501(a) of the Code. Neither IFM nor any IFM ERISA Affiliate maintains or has previously maintained a IFM Benefit Plan which meets or was intended to meet the requirements of Section 401(a) of the Code except as disclosed on Schedule 4.15.

                           (g) Legal Actions. There are no actions, audits, suits or claims which are pending or, to the knowledge of IFM, threatened against any IFM Benefit Plan, any fiduciary of any of IFM Benefit Plans with respect to IFM Benefit Plans or against the assets of any of IFM Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans.

                           (h) Funding. Each of IFM and each IFM ERISA Affiliate has made full and timely payment of all amounts required to be contributed under the terms of each IFM Benefit Plan and applicable law or required to be paid as expenses under such IFM Benefit Plan, and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a IFM Benefit Plan. The assets of all IFM Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such IFM Benefit Plan equal or exceed the liabilities of each such plan. The liabilities of each other plan are properly and accurately reported on the financial statements and records of IFM. The assets of each IFM Benefit Plan are reported at their fair market value on the books and records of each plan.

                           (i) Liabilities. Neither IFM nor any IFM ERISA Affiliate is subject to any material liability, tax or penalty to any person as a result of IFM's or any ERISA Affiliate's engaging in a prohibited transaction under ERISA or the Code, and IFM has no knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty as a result of a breach of fiduciary duty under ERISA. No IFM Benefit Plan has suffered any accumulated funding deficiency within the meaning of

         Section 302 of ERISA and Section 412 of the Code. There is no lien upon any property of IFM or any IFM ERISA Affiliate outstanding pursuant to Section 412(n) of the Code in favor of any IFM Plan. No assets of IFM or any IFM ERISA Affiliate have been provided as security to any IFM Plan pursuant to Section 401(a) (29) of the Code.

                           (j) CIGNA Plan. The only IFM Benefit Plan which provides healthcare benefits to IFM employees is a fully insured, group health plan issued in the State of Florida which IFM purchased from CIGNA HealthCare (the "CIGNA Plan"). Except as set forth on
         Schedule 4.15(j), IFM pays 100% of the premiums for each employee's coverage under the CIGNA Plan for each calendar month (either in whole or in part from IFM's general assets or in whole or in part from payroll deductions duly authorized by each affected employee), and all such monthly premiums for such coverage for each calendar month are paid at the beginning of each such calendar month. CIGNA HealthCare has no right to receive any payments from IFM or any IFM employee for such coverage in addition to such monthly premium payments, and IFM has no right to any refunds or rebates from CIGNA HealthCare with respect to any such coverage.

                  4.16. Labor Relations. IFM is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and IFM is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice or discrimination charge pending before the Equal Employment Opportunity Commission ("EEOC"), EEOC recognized state "referral agency" or any other governmental agency. There is no unfair labor practice charge or complaint against IFM pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of IFM, threatened against or involving or affecting IFM and no NLRB representation question exists respecting the employees of IFM. No grievance or arbitration proceeding relating to the employees of IFM is pending, and, to the knowledge of IFM, no written claim therefor exists with respect to any such employees. There is no collective bargaining agreement that is binding on IFM.

                  4.17. Environmental Matters. To the best of IFM's knowledge, except as disclosed on Schedule 4.17 and in the environmental report (the "Horizon Environmental Report") done by Horizon on the Premises (as defined in Section 4.7 above) and except for such failure to comply that would not have a Material Adverse Effect, IFM is in compliance with all statutes, regulations and ordinances and common law requirements relating to hazardous substances and/or the protection of human health and the environment including, without limitation, the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Emergency Planning Community Right-to-Know Act, 42 U.S.C. ss. 11,001 et seq., the regulations developed pursuant to these statutes and the corresponding state and local statutes, ordinances and regulations. To the best of IFM's knowledge, except as disclosed on Schedule 4.17 and the Horizon Environmental Report, IFM possesses all permits, authorizations, and other governmental approvals and registrations required under any statute, law, ordinance, regulation, or other legally binding requirement relating to hazardous substances and/or the protection of human health and the environment as are necessary for the continued operation of the Business, is in compliance with all such permits, authorizations, and approvals, and no proceedings are pending to revoke or modify such permits, authorizations, or approvals, except for a failure, non-compliance, or proceeding that would not have a Material Adverse Effect. To the best of IFM's knowledge, except as disclosed on Schedule 4.17 and the Horizon Environmental Report, there has been no release of a "hazardous substance" as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601(14) into the environment at the Premises, including, without limitation, any such release in the soil or groundwater underlying or adjacent to the Premises, except for such releases that would not have a Material Adverse Effect. To the best of IFM's knowledge, except as disclosed on Schedule 4.17 and the Horizon Environmental Report, there is no asbestos, polychlorinated biphenyls or underground storage tank located on the Premises, and there have been no releases at, on or under the Premises of asbestos, polychlorinated biphenyls or materials stored in underground storage tanks, including, without limitation, petroleum or petroleum-based materials, except for such releases that would not have a Material Adverse Effect. IFM has not received written notice of, and no IFM officer has received any oral or written notice of, any violation of any environmental statute or regulation or other legal requirement pertaining to environmental matters, nor has IFM been advised of any material claim or liability pursuant to any environmental statute or regulation or other legal requirement pertaining to environmental matters brought by any governmental agency or private party.

                  4.18.    Property.

                           (a)      To the best of IFM's knowledge, the
         structures owned or leased by IFM are structurally sound, are in good and safe operating condition and repair and are adequate for the uses to which they are being put, except for maintenance performed in the ordinary course of business.

                           (b) Schedule 4.18(b) hereto sets forth a true and correct description of each of the services provided to IFM by CryoLife.

                  4.19. Brokers. Neither IFM nor CryoLife has not retained, employed, or dealt with any third-party broker, finder, or investment banker in connection with this Agreement or the transactions contemplated hereby and no broker or other third-party is entitled to any commission or finder's fee as a result of any agreement or action taken by IFM or its affiliates in connection with such transactions.

         5. Horizon's Representations and Warranties. Horizon hereby represents and warrants to IFM as follows:

                  5.1. Organization and Good Standing. Horizon is a corporation duly organized, validly existing, and in good standing under the laws of Georgia, and has the requisite corporate power and authority to execute and deliver this Agreement and the documents, agreements, and certificates (collectively, the "Horizon Transfer Documents") which are required to be executed and delivered by Horizon pursuant to this Agreement and to perform in all respects its obligations hereunder and thereunder.

                  5.2. Due Authorization; Enforceability; No Conflict. The execution, delivery, and performance of this Agreement and the Horizon Transfer Documents have been duly authorized by all requisite corporate action on the part of Horizon. This Agreement has been duly executed and delivered by Horizon and constitutes, and each of the Horizon Transfer Documents when executed and delivered will constitute, the valid and binding obligation of Horizon, enforceable in accordance with and subject to their respective terms, except as limited by bankruptcy, insolvency, reorganization, and similar laws affecting the enforceability of creditors' rights or contractual obligations generally. Except as set forth on Schedule 5.2 attached hereto, the execution, delivery, and performance by Horizon of this Agreement and the Horizon Transfer Documents and the consummation of the transactions contemplated hereby and thereby will not:

                           (a) Violate any provision of the Articles of Incorporation or bylaws of Horizon;

                           (b) Violate any provision of any judicial, arbitral or administrative order, award, judgment, or decree applicable to Horizon;

                           (c) Conflict with, result in a material breach of or constitute a default under any agreement or instrument to which Horizon is a party or by which it is bound;

                           (d) Violate, in any material respect, any applicable law, rule, ordinance, or regulation applicable to Horizon; or

                           (e) Require Horizon to obtain the consent, approval, or authorization of, or require Horizon to file a certificate, notice, application, report, or other document with, any federal, state, or local governmental authority or agency, lender, lien holder, or other person or entity.

                  5.3. Litigation. There are no judicial, arbitral, or administrative actions, suits, or proceedings or, to the knowledge of Horizon, any investigations pending against Horizon which would, if adversely determined, prevent, hinder, delay, or otherwise adversely affect the consummation of the transactions contemplated hereby. Horizon is not a party to or subject to the provisions of any order, decree, or judgment of any court or of any governmental agency which may prevent, hinder, or otherwise adversely affect the consummation of the transactions contemplated hereby.

                  5.4. Brokers. Horizon has not retained, employed, or dealt with any third-party broker, finder, or investment banker in connection with this Agreement or the transactions contemplated hereby and no broker or other third-party is entitled to any commission or finder's fee as a result of any agreement or action taken by Horizon or its affiliates in connection with such transactions.

                  5.5. Priority of Security Interest. Upon execution and delivery of the Security Agreement, IFM shall obtain a valid lien against all the Purchased Assets, prior to all other liens or encumbrances, including those which may hereafter accrue, except for any security interests granted with respect to the Bank Indebtedness. The current aggregate amount loaned and available for loan to Horizon under the Bank Indebtedness is approximately Fifty Million Seven Hundred Thousand Dollars ($50,700,000).

         6.       Covenants and Agreements of the Parties.

                  6.1. Horizon Access. Prior to the Closing, (i) authorized representatives of Horizon shall have reasonable access to the properties, books, records, employees and documents of IFM pertaining to the Business and Purchased Assets, (ii) IFM will furnish to Horizon all information with respect to the affairs of the Business that Horizon may reasonable request.

                  6.2. Cooperation in Litigation. Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). Except as provided for by Section 9 hereof, the party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees, and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or cost of fringe benefits or other similar expenses paid by the parties providing such cooperation to its officers, directors, employees, and agents while assisting in the defense or prosecution of any such litigation or proceeding.

                  6.3. Conduct of Business. From the date of this Agreement and through and including the Closing Date, (i) IFM shall conduct the Business in accordance with prior practice and only in the ordinary course of business and (ii) shall use its commercially reasonable efforts to preserve the Purchased Assets and to preserve for Horizon, IFM's favorable business relationship with its customers and others with whom business relationships exist. Without limiting the generality of the foregoing, unless otherwise consented in writing by Horizon, IFM shall:

                           (a) not produce finished goods inventory in excess of the quantity that is needed to fill Horizon's purchase orders and sustain current inventory levels;

                           (b) not purchase production equipment in excess of Twenty-Five Thousand Dollars ($25,000);

                           (c) not purchase office equipment in excess of Ten Thousand Dollars ($10,000);

                           (d) not enter into any material transaction not in the ordinary course of the Business;

                           (e) not sell or transfer any of its assets , except for sales in the ordinary course of the Business;

                           (f)      not pledge or encumber any of the Purchased
         Assets;

                           (g) not materially amend, modify, or terminate any material Contract relating to the Business or the Purchased Assets;

                           (h) not reduce the amount of the Inventory other than in the ordinary course of the Business;

                           (i) not make any material changes in its methods or business operations relating to the Business or the Purchased Assets; and

                           (j) comply in all material respects with all Laws applicable to IFM, the Business or the Purchased Assets.

                  6.4. CryoLife Projects. After the Closing, Horizon shall continue to perform the work currently being performed by IFM for CryoLife, including (i) the manufacturing and packaging of BioGlue dispensers, mixing tips and twist rings, (ii) the preparation of packaging for allograft tissue, and
(iii) the preparation work for CryoLife's cryopaks, pursuant to the terms of the Manufacturing, Assembly and Packaging Agreement in the form of Exhibit G hereto.

                  6.5. Employees. On the Closing Date, IFM shall terminate the employment of all employees of IFM, and Horizon shall rehire and engage only such employees as designated on Schedule 6.5(a) (the "Retained Employees"); provided, however, that the number of employees of IFM who do not become Retained Employees shall not exceed forty-nine (49) employees. Horizon agrees to pay the retention bonus amounts earned by the Retained Employees as set forth in the contracts listed on Schedule 6.5(b) up to an aggregate amount of $62,123.24, plus any amount resulting from an increase in any Retained Employee's compensation on or after October 9, 2000. Horizon shall have no responsibility to pay any Retained Employee any separation benefit or severance compensation if Horizon should terminate the Retained Employee prior to December 1, 2000, except to the extent that such separation benefit or severance compensation results from any increase in any Retained Employee's compensation after October 9, 2000. Horizon shall continue the CIGNA Plan (as defined in Section 4.15(j)) under Horizon's name through the end of the current policy year for all Retained Employees. After the current policy year, Horizon will continue the CIGNA Plan on a month-to-month basis until the Retained Employees are added to the Horizon group health plan. IFM shall take such steps as reasonably requested by Horizon to assign to Horizon IFM's rights and interests as the employer under the CIGNA Plan as of the Closing Date. All other liabilities and obligations arising from employment or termination of IFM employees who are not engaged by Horizon shall be the responsibility of IFM or CryoLife. All liabilities and obligations accruing after Closing relating to the Retained Employees shall be the responsibility of Horizon, and all liabilities and obligations relating to the Retained Employees accruing prior to Closing shall be the responsibility of IFM or CryoLife, except with respect to the payment of employee compensation that is prorated pursuant to Section 2.3(c) and as otherwise set forth herein. Notwithstanding the foregoing, Bill Wright shall become an employee of CryoLife, and Horizon shall not be responsible for any obligations or liabilities arising from the termination of Mr. Wright as an IFM employee. Mr. Wright's services shall be made available without cost to Horizon by CryoLife for a period of six
(6) months following the Closing Date to assist with the transition of the Purchased Assets from IFM to Horizon. Mr. Wright shall make available to Horizon such information concerning the Business or the Purchased Assets as Horizon shall request.

                  6.6. Transition Services. IFM and CryoLife agree to provide information technology services, accounting assistance and laboratory services to Horizon at cost for a period of transition as provided in the Transition Services Agreement in the form of Exhibit H hereto.

                  6.7. Current Information. IFM will advise Horizon and Horizon will advise IFM in writing immediately, but in any event prior to the Closing, of:

                           (a) the occurrence of any event which renders any of the representations or warranties set forth herein materially inaccurate or the awareness of either Horizon or IFM that any representation or warranty set forth herein was not materially accurate when made;

                           (b) any fact that, if existing or known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement; and

                           (c) the failure of any party hereto to comply with or accomplish any of the covenants or agreements set forth herein.

                  6.8.     Access.

                           (a) IFM and CryoLife shall reasonably cooperate with Horizon after the Closing Date so that Horizon has access to any information relating to the Business or the Purchased Assets as is reasonably necessary (but only to the extent necessary) for (i) the preparation for or the prosecution or defense of any suit, action, litigation, or administrative, arbitration, or other proceeding or investigation by or against Horizon or for any third party claim for which indemnification is claimed pursuant to the terms of Section 9 below, (ii) the preparation and filing of any tax return or election relating to the Business or the Purchased Assets and any audit by any taxing authority relating thereto, (iii) the preparation and auditing of Horizon's financial statements, or (iv) the preparation and filing of any other document required by any federal, state, or local governmental department, regulatory agency, authority, commission, board, or court. The access contemplated by this provision shall be during normal business hours and upon not less than two (2) business days prior written request.

                           (b) Horizon shall reasonably cooperate with IFM and CryoLife after the Closing Date so that IFM has access to information and documentation concerning the Purchased Assets as is necessary (but only to the extent necessary) for (i) the preparation for or the prosecution or the defense of any suit, action, litigation, or administrative, arbitration, or other proceeding or investigation by or against IFM or CryoLife or for any third party claim for which indemnification is claimed pursuant to the terms of Section 9 below,
         (ii) the preparation and filing of any tax return or election relating to the Business and any audit by any taxing authority relating thereto, or (iii) the preparation and filing of any other document required by any federal, state, or local governmental department, regulatory agency, authority, commission, board, or court. The access contemplated by this provision shall be during normal business hours and upon not less than two (2) business days' prior written request.

                  6.9. Product Liability Insurance. The parties acknowledge and agree that IFM's obligation to maintain product liability insurance pursuant to Section 6.6 of the Second Purchase Agreement and Horizon's obligation to maintain product liability insurance pursuant to Section 18 of the Manufacturing Agreement shall remain in effect following the execution of this Agreement, in accordance with the terms of the Second Purchase Agreement and the Manufacturing Agreement, respectively. In addition, the insurance that IFM maintains pursuant to Section 6.6 of the Second Purchase Agreement shall cover all products manufactured by IFM prior to the Closing Date, including, without limitation, the Excluded Products, in addition to the Products and the Products Business (as defined in the Second Purchase Agreement).

6.10. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be agreed upon among the parties hereto in advance (unless Horizon or IFM is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of the American Stock Exchange and/or the New York Stock Exchange and then only after making a reasonable attempt to comply with the provisions of this Section).

                  6.11. Labeling. All Products (as defined in the Second Purchase Agreement) shall be labeled as follows:

                           (a) all Products labeled on or prior to the Closing Date (including all Finished Goods Inventory and labeled work in process) shall bear labels including the IFM and CryoLife names, and CryoLife grants Horizon a license to use its name and trademarks in the sale and distribution of such Products;

                           (b) all Products labeled after the Closing Date and on or prior to the sixtieth (60th) day following the Closing Date shall bear labels including the IFM and CryoLife names; provided, however, that Horizon shall mark out the CryoLife name on such labels; and

                           (c)      all Products labeled after the sixtieth
         (60th) day following the Closing Date shall bear labels which do not include the CryoLife name.

         7. Conditions Precedent to Horizon's Obligations. Unless otherwise waived by Horizon, the obligations of Horizon under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

                  7.1. Approvals. Horizon's obligations to purchase the Purchased Assets are subject to:

                                    (i)      approval by the Board of Directors
                           of Horizon,

                                    (ii)     approval by the Board of Directors
                           of CryoLife,

                                    (iii)    approval by Horizon's lender, Bank
                           of America, N.A., and

                                    (iv)     consent by Secret Promise, Ltd. to
                           the Sublease Agreement.

                  7.2. Encumbrances. IFM shall have delivered to Horizon evidence, in form and substance reasonably satisfactory to Horizon, that IFM has not created any Encumbrances and that no Encumbrances then exist on the Purchased Assets.

                  7.3. Representations, Warranties, and Covenants. The representations and warranties of IFM contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for changes therein as may be specifically contemplated by this Agreement. IFM shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. IFM shall have delivered to Horizon a certificate dated as of the Closing Date to the foregoing effect.

                  7.4. Litigation Affecting Closing. There shall not be pending or threatened any action or proceeding for any injunction, writ, or preliminary restraining order, or for any order of any court, governmental agency, or arbitrator, domestic or foreign, federal, state, or local, of competent jurisdiction, or any investigation or examination which might result in such an action or proceeding, directing that the sale of the Purchased Assets to Horizon or any of the other transactions contemplated by this Agreement not be consummated or otherwise challenging the legality thereof, and there shall not be in effect on the Closing Date any such injunction, writ, or preliminary restraining order or such other order.

                  7.5. Closing Deliveries. At the Closing, IFM shall have delivered to Horizon such instruments, documents, and certificates as are required pursuant to Section 3.2 hereof.

                  7.6. No Damage, etc. Between the date of this Agreement and the Closing Date, there shall not have occurred any damage or destruction of, or loss to, any of the Purchased Assets, whether or not covered by insurance, which has had or may reasonably be expected to have a Material Adverse Effect, nor shall there have occurred any other event or condition which has had or which reasonably may be expected to have a Material Adverse Effect.

                  7.7. Consents. IFM shall have obtained all necessary consents and approvals as set forth on Schedule 4.2, if any.

                  7.8. Corporate Action. All corporate action necessary by IFM to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have duly and validly taken.

         8. Conditions Precedent to IFM's Obligations. Unless otherwise waived by IFM, the obligations of IFM under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

                  8.1. Approvals. IFM's obligation to sell the Purchased Assets is subject to:

                           (i)      approval by the Board of Directors of
                  CryoLife,

                           (ii)     approval by the Board of Directors of
                  Horizon,

                           (iii)    approval by CryoLife's lender, and

                           (iv) consent by Secret Promise, Ltd. to the Sublease Agreement.

                  8.2. Representations, Warranties, and Covenants. The representations and warranties of Horizon contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for such changes therein as may be specifically contemplated by this Agreement. Horizon shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Horizon shall have delivered to IFM a certificate dated the Closing Date to the foregoing effect.

                  8.3. Litigation Affecting Closing. There shall not be pending or threatened any action or proceeding for any injunction, writ, or preliminary restraining order, or for any order of any court, governmental agency, or arbitrator, domestic or foreign, federal, state, or local, of competent jurisdiction, or any investigation or examination which might result in such an action or proceeding, directing that the sale of the Purchased Assets to Horizon or any of the other transactions contemplated by this Agreement not be consummated or otherwise challenging the legality thereof, and there shall not be in effect on the Closing Date any such injunction, writ, or preliminary restraining order or such other order.

                  8.4. Closing Deliveries. At the Closing, Horizon shall have delivered to IFM such instruments, documents, certificates, and payments as are required pursuant to Section 3.3 hereof.

                  8.5. Consents. Horizon shall have obtained all necessary consents and approvals as set forth on Schedule 5.2, if any.

                  8.6. Corporate Action. All corporate action necessary by Horizon to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have duly and validly taken.

                  9.       Indemnification.

                  9.1. Indemnification Obligations of IFM. From and after the Closing, IFM shall indemnify and hold harmless Horizon, its officers and directors, and each of the successors and assigns of any of the foregoing (collectively, the "Horizon Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) (collectively "Damages") arising out of or relating to: (a) any and all liabilities and obligations of IFM of any nature whatsoever, except the Assumed Liabilities; (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Horizon Indemnified Party that relate to IFM, the Business or the Purchased Assets to the extent the principal event giving rise thereto (i) occurred on or prior to the Closing Date or (ii) resulted from or arose out of any action or inaction of IFM after the Closing Date; (c) any breach of any representation, warranty, covenant, agreement or undertaking made by IFM in this Agreement or in any of the IFM Transfer Documents; or (d) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by IFM in this Agreement or the IFM Transfer Documents.

                  9.2. Indemnification Obligations of Horizon. From and after the Closing, Horizon shall indemnify and hold harmless IFM and CryoLife and their officers and directors, and each of the successors and assigns of any of the foregoing (collectively, the "IFM Indemnified Parties") from, against and in respect of any and all Damages arising out of or relating to: (a) any failure of Horizon to perform or discharge any Assumed Liabilities; (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any IFM Indemnified Party that relate to Horizon or the conduct by Horizon of the Business to the extent the principal event giving rise thereto resulted from or arose out of any action or inaction of Horizon after the Closing Date; (c) any breach of any representation, warranty, covenant, agreement or undertaking made by Horizon in this Agreement or in any of the Horizon Transfer Documents; or (d) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Horizon in this Agreement or any of the Horizon Transfer Documents.

                  9.3.     Indemnification Procedure.

                           (a)      Promptly after receipt by a Horizon
         Indemnified Party or an IFM Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify Horizon or IFM, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability which the Indemnifying Party may have hereunder with respect to such claim only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying

     Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective affiliates.

                  (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise). Within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall deliver to the Indemnified Party in immediately available funds an amount equal to such claim as determined hereunder; provided, however, that to the extent any such claim arising out of Section 9.1 of this Agreement does not involve a payment by Horizon to any third party (including attorneys' fees incurred by Horizon), an amount equal to such claim shall instead (i) be set off against the monthly obligations of Horizon to pay principal and interest under the Note as such monthly payments become due, and (ii) be delivered to the Horizon Indemnified Party in immediately available funds to the extent that such claim exceeds the remaining principal and interest due under the Note.

         9.4. Claims Period. Except as provided in this Section 9.4, no claim for indemnification under this Agreement, including, but not limited to claims for indemnification or breach of warranty or covenants, may be asserted by an Indemnified Party after the expiration of the appropriate claims period (the "Claims Period") which shall commence on the Closing Date and shall terminate eighteen (18) months after the Closing Date; provided, however, that
(a) the Claims Period with respect to Damages arising under Sections 4.1, 4.2, 4.4, 4.5, 4.15, 5.1, 5.2, 5.5, 9.1(a), (b), and (d), and 9.2(a), (b) and (d) of
this Agreement shall commence on the Closing Date and shall survive and remain in effect without limitation until the expiration of the applicable statute of limitations period, (b) the Claims Period with respect to Damages arising under

Section 4.17 of this Agreement shall commence on the Closing Date and shall survive and remain in effect without limitation until the fifth (5th) anniversary of the Closing Date, (c) the obligation of Horizon to pay, perform and discharge the Assumed Liabilities shall survive until such liabilities have been paid, performed and discharged, and (d) if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, the basis of such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity hereunder with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

         9.5. Liability Limits. Notwithstanding anything to the contrary set forth herein:

                  (a) IFM shall be liable to Horizon Indemnified Parties and Horizon shall be liable to IFM Indemnified Parties for Damages only to the extent that any such Damages exceed, in the aggregate, Fifteen Thousand Dollars ($15,000) (the "Basket Amount"); provided, however, that Damages arising under or pursuant to Sections 4.1, 4.2, 4.4, 4.5, 4.15, 5.1, 5.2, 5.5, 9.1(a), (b) and (d) and 9.2(a), (b) and (d) shall not be subject to Basket Amount, nor shall the amount of any such Damages or indemnification be included in determining whether such Basket Amount has been reached.

                  (b)      Cap Amount.

                           (i) The indemnification obligations of IFM or Horizon hereunder shall not exceed Three Million Eight Hundred Thousand Dollars ($3,800,000) (the "Cap Amount"). Notwithstanding the first sentence of this Section 9.5(b)(i), the Cap Amount shall be increased to Five Million Nine Hundred Forty-Five Thousand Two Hundred Sixteen Dollars ($5,945,216) in the event that Horizon becomes ineligible for any reason to receive the Discount (as defined in Section 2.1(c)). Except to the extent that any claim arising out of Section 9.1 of this Agreement involves a payment by Horizon to any third party (including attorneys' fees incurred by Horizon), in no event shall the aggregate amount of funds that may be paid by CryoLife and IFM pursuant to their indemnification obligations hereunder exceed (a) the aggregate amount of principal and interest payments received by IFM from Horizon under the Note, plus (b) any amount offset by Horizon against the Note pursuant to Section 9.3(c) as a result of any claim covered by Section 9.5(b)(ii).

                           (ii) Notwithstanding the provisions of Section 9.5(b)(i), any Damages arising under or pursuant to Sections 4.1, 4.2, 4.4, 4.5, 4.15, 5.1, 5.2, 5.5, 9.1(a), (b) and (d), and 9.2(a), (b),
         and (d) shall not be subject to the Cap Amount, and there shall be no limitation on the indemnification obligations of IFM or Horizon with respect to Damages or indemnification arising under or pursuant to such Sections.

                  (c) Neither Horizon nor IFM shall be liable under this Agreement for any Damages arising out of or relating to the Port Business (as that term is defined in the

                  First Purchase Agreement) and the provisions of this Section 9 shall neither extend nor limit the indemnification provided by the First Purchase Agreement.

                           (d) Neither Horizon nor IFM shall be liable under this Agreement for any Damages arising out of or relating to the Products Business (as that term is defined in the Second Purchase Agreement) and the provisions of this
                  Section 9 shall neither extend nor limit the indemnification provided by the Second Purchase Agreement.

                           (e) Neither Horizon nor IFM shall be liable under this Agreement for any Damages arising out of or resulting from any defects in or damage or injury to any person caused by any products manufactured or delivered by IFM to Horizon pursuant to the Manufacturing Agreement, such indemnification for such Damages to be as set forth in the Manufacturing Agreement.

                           (f) The rights and remedies set forth in Sections 9.1 through 9.5 shall be the exclusive remedies available to the parties pertaining to any alleged environmental liability, and the parties explicitly waive any rights to cost recovery or contribution that they have or may have under any state or federal environmental statute or under the common law.

                           9.6.     Jurisdiction and Forum.

                           (a) By the execution and delivery of this Agreement, each Indemnifying Party irrevocably designates and appoints each of the parties set forth under its name below as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement that may be instituted in any state or federal court in the State of Georgia.

                           IFM:

                                    Clinton D. Richardson, Esq.
                                    Arnall Golden & Gregory, LLP
                                    1201 West Peachtree Street
                                    2800 One Atlantic Center
                                    Atlanta, Georgia 30309

                           Horizon:

                                    Jon R. Harris, Jr., Esq.
                                    King & Spalding
                                    191 Peachtree Street, N.E.
                                    Suite 4600
                                    Atlanta, Georgia 30303-1763

                  In addition, each party agrees that service of process upon the above-designated parties shall be deemed in every respect effective service of process upon such Indemnifying Party in any such suit or proceeding. Each such Indemnifying Party further agrees to take any and all action reasonably requested by an Indemnified Party, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the above-designated parties in full force and effect so long as this Agreement shall be in effect. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law.

                           (b) To the extent that any Indemnifying Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, each Indemnifying Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

                           (c) The parties hereto consent and agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be in any of the following courts and hereby waive any defense or objection they may have of improper venue in any such lawsuits filed in these courts: (i) the state or superior court of the county where each of CryoLife and Horizon has its principal place of business (presently, Cobb County, Georgia and Meriwether County, Georgia); and (ii) the United States District Court for the Northern District of Georgia, Atlanta Division, and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

                  9.7. Bulk Sales Indemnity. Horizon hereby waives compliance with the provisions of any applicable bulk sales or transfer laws in connection with the sale of the Purchased Assets contemplated by this Agreement. IFM agrees to indemnify and hold Horizon harmless from and against any and all Damages, including without limitation any claims made by creditors and any Damages arising out of or relating to any Encumbrance on Purchased Assets arising out of or relating to IFM's non-compliance with any applicable bulk sales or transfer laws in connection with the sale of the Purchased Assets contemplated by this Agreement, except to the extent that any such Damages results from or arises out of any failure by Horizon to pay or perform, when due, any obligations to be paid or performed by Horizon as provided in this Agreement.

                  9.8. Exclusive Remedies. After the Closing, the rights of indemnification contained in this Section 9 shall be deemed to be the exclusive remedy of the parties hereto with respect to a default or breach by any other party or other claim under or with respect to this Agreement.

         10.      Termination.

                  10.1. Termination and Abandonment. This Agreement may be terminated at any time prior to the Closing:

                           (a)      by mutual agreement of Horizon and IFM;

                           (b) by either party at any time after November 1, 2000 if Closing has not occurred and the Closing Date has not been extended by the parties hereto;

                           (c)      by IFM, if the conditions set forth in
                  Section 8 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Horizon on or before the Closing Date; and

                           (d)      by Horizon, if the conditions set forth in
                  Section 7 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by IFM on or before Closing Date.

                  10.2. Effect of Termination. In the event of termination of this Agreement pursuant to this Section 10, this Agreement shall forthwith be void and there shall be no liability on the part of any party or its respective officers, directors, partners or shareholders, except for obligations under Sections 10, 11 and 12.3, all of which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to termination.

         11.      Confidentiality.

                  11.1. Confidentiality. All proprietary information related to the Business or the Purchased Assets (the "Confidential Information") shall be treated by IFM and CryoLife as confidential and shall not be disclosed to any third parties unless (i) such Confidential Information is or becomes part of the public knowledge or literature through no fault of IFM or CryoLife, or (ii) IFM and CryoLife are advised by written opinion of counsel that it is legally required to disclose such Confidential Information, in which case such Confidential Information may be disclosed only to the extent legally required; provided, however, that IFM and CryoLife agree to promptly notify Horizon of such legal disclosure requirement so that Horizon has a reasonable opportunity to seek a protective order. IFM and CryoLife shall use all reasonable efforts to prevent the use of all or any part of such Confidential Information in any other connection or the transmission thereof to third parties unless and until it has first obtained the written consent of Horizon specifically authorizing such use or transmission.

                  11.2. Remedies. IFM and Horizon hereby agree that any remedy at law for any breach of the provisions contained in Section 11.1 hereof shall be inadequate and that Horizon or IFM, as the case may be, shall be entitled to injunctive relief in addition to any other remedy Horizon might have under this Agreement.

                  11.3. Continuing Right to Use. IFM and CryoLife shall retain the right to use portions of the trade secrets, Confidential Information and know-how conveyed to Horizon which have applications outside the Business (the "Shared Information") and are retained in the minds of CryoLife employees and Bill Wright, but only in connection with the manufacture of medical products not in competition with the Business or Horizon, provided that IFM and/or CryoLife shall be responsible for paying any royalty, license or fee obligations arising out of IFM's and/or CryoLife's use of the Shared Information. Notwithstanding anything to the contrary contained in this Section 11.3, neither IFM nor CryoLife shall have the right to use any portion of the Shared Information relating to the development, manufacture or sale of any synthetic latex product.

         12.        Miscellaneous.

                    12.1. Further Assurances. Subject to the other provisions of this Agreement, IFM agrees that after the Closing Date it shall, from time to time, upon the reasonable request of Horizon, execute and deliver such other instruments of conveyance and other similar documents and take such other actions as Horizon may reasonably require, consistent with the terms of this Agreement, as are reasonably necessary or desirable to transfer to Horizon title to the Purchased Assets and to otherwise perform the provisions of this Agreement to be performed by IFM. From and after the Closing Date, upon the reasonable request of IFM, Horizon shall execute, deliver, and acknowledge all such further instruments of conveyance and other similar documents and take such other actions as IFM may reasonably require, consistent with the terms of this Agreement, as are reasonably necessary or desirable to perform the provisions of this Agreement to be performed by Horizon.

                  12.2. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of IFM and Horizon and their respective successors and assigns and shall not confer any rights upon any third persons.

                  12.3. Expenses. Except as otherwise provided herein, each party hereto agrees to pay its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its accountants and counsel.

                  12.4. Entire Agreement; Amendments. This Agreement and the agreements referenced herein (including, without limitation, the Horizon Transfer Documents, the IFM Transfer Documents, the surviving provisions of the Manufacturing Agreement as specified herein, the First Purchase Agreement and the Second Purchase Agreement) constitute the entire agreement between the parties pertaining to the subject matter contained herein, and supersedes all prior agreements, arrangements, and understandings of the parties. No supplement, modification, or amendment of or to this Agreement shall be binding, unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party granting the waiver.

                  12.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

                  12.6. Section and Paragraph Headings. The index and section and paragraph headings of this Agreement are included for purposes of convenience only and shall not affect in any way the construction or interpretation of any of the provisions of this Agreement.

                  12.7. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date when delivered personally or sent by facsimile, the next business day after delivery to a nationally recognized overnight delivery service, or on the seventh (7th) day after mailing if mailed by first class mail, registered or certified, postage prepaid, and properly addressed as follows or to such other address as either party may designate by notice to the other party:

                           (a) To Horizon:

                                         Horizon Medical Products, Inc.
                                         Attn:  Robert M.  Dodge,
                                         Chief Financial Officer
                                         Seven North Parkway Square
                                         4200 Northside Parkway, N.W.
                                         Atlanta, Georgia 30327
                                         FAX: 404/264-9919

                           With copies to:

                                         Nat G. Slaughter, III
                                         Slaughter & Virgin, P.C.
                                         400 Colony Square; Suite 1110
                                         1201 Peachtree Street, N.E.
                                         Atlanta, Georgia 30361
                                         FAX: 404/872-7879

                           and

                                         Jon R. Harris, Jr., Esq.
                                         King & Spalding
                                         191 Peachtree Street, N.E.
                                         Suite 4600
                                         Atlanta, Georgia 30303-1763
                                         FAX:  404/572-5146

                           (b)      To IFM:

                                          Ideas for Medicine, Inc.
                                          c/o CryoLife, Inc.
                                          Attn:  Vice President of Finance
                                          1655 Roberts Blvd., N.W.
                                          Kennesaw, Georgia 30144
                                          FAX: 770/590-3754

                           With a copy to:

                                          Arnall Golden & Gregory, LLP
                                          Attn: Clinton D. Richardson
                                          2800 One Atlantic Center
                                          1201 West Peachtree Street
                                          Atlanta, Georgia 30309-3450
                                          FAX: 404/873-8665

                           (c)      To CryoLife:

                                          CryoLife, Inc.
                                          Attn:  Chief Financial Officer
                                          1655 Roberts Blvd., N.W.
                                          Kennesaw, Georgia 30144
                                          FAX: 770/590-3754

                           With a copy to:

                                          Arnall Golden & Gregory, LLP
                                          Attn: Clinton D. Richardson
                                          2800 One Atlantic Center
                                          1201 West Peachtree Street
                                          Atlanta, Georgia 30309-3450
                                          FAX: 404/873-8665

                  12.8. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Georgia, without reference to its conflicts of law principles.

                  12.9. Interpretation. The parties acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first above written.



                           HORIZON MEDICAL PRODUCTS, INC.



                           By: /s/ William E. Peterson, Jr.
                               -----------------------------------------
                           Name:  William E. Peterson, Jr.
                           Title:  President




                           IDEAS FOR MEDICINE, INC.



                           By:/s/ D. Ashley Lee
                              -------------------------------------------
                           Name:  D. Ashley Lee
                           Title:  Vice President of Finance and Chief
                                   Financial Officer

LIST OF EXHIBITS
----------------

Exhibit A                  Form of Note
Exhibit B                  Form of CryoLife Guaranty
Exhibit C                  Form of Bill of Sale
Exhibit D                  Form of Assignment and Assumption Agreement
Exhibit E                  Form of Opinion of Counsel to IFM and CryoLife
Exhibit F                  Form of Sublease Agreement
Exhibit G                  Form of Manufacturing, Assembly and Packaging
                             Agreement
Exhibit H                  Form of Transition Services Agreement
Exhibit I                  Form of Security Agreement
Exhibit J                  Form of Opinion of Counsel to Horizon

LIST OF SCHEDULES
-----------------

Schedule 1.2(a)            Fixed Assets
Schedule 1.2(b)(1)         Finished Goods Inventory
Schedule 1.2(b)(2)         Other Inventory
Schedule 1.2(c)            Leasehold Improvements
Schedule 1.2(d)            Intellectual Property
Schedule 1.2(e)            Assigned Contracts
Schedule 1.4(e)            Accounts Receivable
Schedule 1.4(g)            Excluded Product Materials
Schedule 1.4(i)            Third Party Equipment
Schedule 1.6               Allocation of Purchase Price
Schedule 1.7(a)            Trade Payables
Schedule 4.2               IFM Consents and Approvals
Schedule 4.3               Litigation
Schedule 4.7               Insurance
Schedule 4.8               Intangible Personal Property
Schedule 4.9               Contracts
Schedule 4.10(a)           Material Licenses
Schedule 4.10(b)(ii)       Notice of Adverse Filings, etc.
Schedule 4.11              Transactions with Affiliates
Schedule 4.14              Officers, Directors and Employees
Schedule 4.15              Employee Benefit Plans
Schedule 4.15(j)           CIGNA Plan Premiums
Schedule 4.17              Environmental Matters
Schedule 4.18(b)           Assets Necessary to Conduct Business
Schedule 5.2               Horizon Consents and Approvals
Schedule 6.5(a)            Retained Employees
Schedule 6.5(b)            Bonuses